Exhibit 99.1

Press

Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA ANNOUNCES REFINANCING AND AMENDMENT OF ITS UNSECURED REVOLVING CREDIT FACILITY

DAYTONA BEACH, Fla. –  May 29,  2019  –  Consolidated-Tomoka Land Co. (NYSE American: CTO) (the “Company”) today announced the refinancing and amendment (the “Revolver Amendment”) of its unsecured revolving credit facility (the “Credit Facility”).

The Revolver Amendment included, but was not limited to, the following enhancements and modifications:

•	Increased the lending commitment from $150 million to $200 million, with the ability to increase that commitment up to $300 million versus $250 million previously;
•

Reduced the interest rate whereby the low end of the rate range is 30-day LIBOR plus 135 basis points when the Company’s total debt to total asset value, as defined in the Revolver Amendment, is less than or equal to 45%, and the top end of the rate range is 30-day LIBOR plus 195 basis points when the total debt to total asset value is above 55% up to the maximum debt to total asset value of 60%;  and

•	Extended the maturity date from September 2021 to May 2023, with a one-year extension option at the Company’s election.

At signing, the current outstanding on the Credit Facility was approximately $131.8 million,  and the Company had a balance of approximately $17 million in 1031 restricted cash.

The Revolver Amendment was led by Bank of Montreal as Administrative Agent, and Branch Banking & Trust Company and Wells Fargo Bank N.A. as Co-Syndication Agents.

About Consolidated-Tomoka Land Co.

Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns approximately 2.3 million square feet of income properties in diversified markets in the United States, as well as over 5,300 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

We encourage you to review our most recent investor presentations which are available on our website at www.ctlc.com.

SAFE HARBOR

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements. Words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof are intended to identify certain of such forward-looking statements, which speak only as of the dates on which they were made, although not all forward-looking statements contain such words. Although forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include the completion of 1031 exchange transactions, the availability of investment properties that meet the Company’s investment goals and criteria, the modification of terms of certain land sales agreements, uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales, as well as the uncertainties and risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.